Filed Pursuant to Rule 433

Registration No. 333-122925

0.50% Citigroup Funding Inc. Exchangeable Notes

Exchangeable into the Common Stock of Genentech, Inc.

Final Term Sheet

January 27, 2006

Issuer:	Citigroup Funding Inc. (“CFI”)

Issuer Rating:	The creditworthiness of CFI is Aa1/AA- (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Underlying Stock:	Genentech, Inc. (NYSE, “DNA”).

Offering:	0.50% Exchangeable Notes (the “Notes”).

Offering Size:	USD 31,500,000.00.

Trade Date:	January 27, 2006.

Issue Date:	February 3, 2006.

Sole Manager:	Citigroup Global Markets Inc.

Offering Price:	100.00%.

Maturity:	February 3, 2011.

Coupon:	0.50% per annum payable semi-annually.

Yield to Maturity:	0.50%.

Exchange Premium:	19.20%.

Initial Stock Price:	USD 87.42.

Exchange Price:	USD 104.21.

Exchange Right:	Into such number of shares of the common stock of DNA as represented by the Exchange Ratio. Available commencing March 3, 2006 (subject to terms of early redemption).

Exchange Ratio:	9.597 shares of DNA per each note of USD 1,000.00.

Call Protection:	Not callable until January 27th, 2008.

Call Price:	100.00%.

Early Redemption:

Callable in whole by the Issuer for mandatory exchange upon provision of 30 - 60 days notice.

If parity on the trading day prior to the provision of Call Notice is less than or equal to the Call Price, the Notes will be redeemed in cash at the Call Price and the Exchange Right will cease to be available. Otherwise, the Notes will be exchanged into such number of shares of the common stock of DNA as represented by the Exchange Ratio.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 1,000.00.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

0.50% Citigroup Funding Inc. Exchangeable Notes

Exchangeable into the Common Stock of Genentech, Inc.

Final Term Sheet

January 27, 2006

Settlement:	DTC.

Listing:	None.

CUSIP Number:	17308C DA 1.

Notice:	The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in DNA or any of its affiliates. DNA has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.